Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-93088 dated June 5, 1995 and 333-123234 dated March 10, 2005) pertaining to the Isle of Capri Casinos, Inc. Retirement Trust and Savings Plan of our report dated

July 12, 2007, with respect to the financial statements and supplemental schedules of Isle of Capri Casinos, Inc. Retirement Trust and Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2006.

/s/ RubinBrown LLP

St. Louis, Missouri

July 12, 2007